UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:	April 30, 2002

(Date of earliest event reported)

Insurance Management Solutions Group, Inc.

(Exact name of Registrant as specified in its charter)

Florida	000-25273	59-3422536

(State or other jurisdiction	(Commission	(I.R.S. Employer

of incorporation)	File Number)	Identification Number)

360 Central Avenue

St. Petersburg, Florida	33701

(Address of principal executive offices)	(Zip Code)

(727) 803-2040

(Registrant’s telephone number, including area code)

Item 5. Other Events.
SIGNATURE

Item 5. Other Events.

Insurance Management Solutions Group, Inc. (the “Company”) is filing this Current Report on Form 8-K to report that, on June 10, 2002, it received payment in full of all amounts due and owing (approximately $5,000,000) from Bankers Insurance Group, Inc. (including its subsidiaries, “BIG”), the Company’s principal customer and majority shareholder, under a short-term secured line of credit in favor of BIG in the amount of up to $5.0 million (the “Line of Credit”).

As previously reported, the Line of Credit was originally established on August 14, 2001. On March 14, 2002, the Company and BIG extended the Line of Credit until May 31, 2002. The principal purpose of the Line of Credit was to assist BIG with certain short-term working capital needs.

The Company is also filing this Report on Form 8-K to report that it is continuing to take actions designed to improve the Company’s cost structure and financial performance. To this end, on April 30, 2002, the Company notified BIG that, effective August 28, 2002, the Company is terminating a facility sublease it has in place with Bankers Financial Corporation, the parent corporation of BIG. This sublease relates to approximately 44,000 square feet of office space in St. Petersburg, Florida, leased at a monthly rate of approximately $56,000. This space currently houses the Company’s corporate headquarters, as well as a portion of its outsourcing operations. Similarly, on May 1, 2002, the Company notified BIG that, effective June 30, 2002, the Company is terminating another facility sublease it has in place with Bankers Life Insurance Company, a subsidiary of BIG. This sublease relates to approximately 4,600 square feet of office space in St. Petersburg, Florida, leased at a monthly rate of approximately $5,100. This space currently houses certain of the Company’s information technology functions. Prior to the respective effective dates of termination of these two subleases, the Company expects to relocate these operations to another facility in St. Petersburg, Florida, that the Company currently leases from an unaffiliated third party. The Company expects to realize cost savings of approximately $725,000 annually as a result of the termination of these two subleases.

Management of the Company is also presently seeking to renegotiate certain terms of its existing Administration Services Agreement, effective October 1, 2001 with BIG (the “Service Agreement”), such that the services to be provided by the Company to BIG on an ongoing basis would consist solely of policy administration, claims administration and data processing in connection with BIG’s flood insurance line of business. Pursuant to the Service Agreement as currently in effect, the Company provides policy administration, claims administration and data processing services to BIG on connection with its flood, homeowners and automobile insurance lines of business, and claims administration and data processing services for BIG’s other property and casualty insurance lines of business. If such a modification of the Service Agreement could be negotiated, management of the Company believes that the Company would be able to implement cost-saving measures, such as additional staffing reductions, that would more than offset the anticipated loss in revenue resulting from the elimination of certain lines of business, most notably BIG’s automobile and homeowners lines, under the Service Agreement.

Any such modification to the Company’s existing service arrangements with BIG would be subject to the prior approval of the Audit Committee of the Board of Directors of the Company. Although the Company and BIG are proceeding with discussions regarding such a modification to the existing Service Agreement, no assurances can be given as to whether any agreement will be reached or, if so, when or upon what terms and conditions. Moreover, even if such an agreement is reached with BIG to modify the Service Agreement, no assurances can be given that the Company would be able to implement corresponding cost-saving measures that would offset the anticipated loss in affiliated outsourcing service revenues.

The foregoing description of the Service Agreement is qualified in its entirety by reference to the Insurance Administration Services Agreement previously filed as Exhibit 10.71 to the Annual Report on Form 10-K/A for the year ended December 31, 2001 filed by the Company on April 9, 2002.

The Company is also filing this Current Report on Form 8-K to report that the Special Committee of the Board of Directors of the Company, established on January 30, 2002 and currently comprised of the Company’s four independent directors, is continuing to evaluate possible strategic alternatives for the Company. No assurances can be given, however, as to whether any strategic alternatives will be recommended or undertaken or, if so, upon what terms and conditions.

Finally, the Company is filing this Current Report on Form 8-K to report that Alejandro M. Sanchez resigned as a director of the Company effective May 21, 2002 to pursue other interests. Prior to his resignation Mr. Sanchez also served as a member of the Audit, Compensation and Special Committees of the Company’s Board. As a result of Mr. Sanchez’s resignation, the Company’s Board of Directors presently consists of seven (7) members, with three (3) vacancies remaining unfulfilled.

Certain statements contained in this Current Report, including statements regarding the ability of the Company to implement cost-saving measures, the possible modification of the Company’s Service Agreement with BIG, the Company’s intentions involving possible strategic alternatives, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, uncertainties regarding economic conditions and the market, uncertainties regarding BIG (including its subsidiaries), its business and financial condition, the Company’s reliance on BIG as its principal customer and majority shareholder, and those risks and uncertainties discussed in filings made by the Company with the Securities

Exchange Commission, including those risks and uncertainties contained under the heading “Item 1: Business—Risk Factors” in the Company’s Annual Report on Form 10-K.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INSURANCE MANAGEMENT SOLUTIONS GROUP, INC.

By:	/s/ David M. Howard David M. Howard President and Chief Executive Officer

Date: June 13, 2002